INTRAMERICA LIFE INSURANCE COMPANY
                         UNANIMOUS CONSENT OF THE
               EXECUTIVE COMMITTEE OF THE BOARD OF DIRECTORS

The undersigned, being a member of the Executive Committee of Intramerica Life Insurance Company, hereby waives notice and the holding of a meeting, and consents to the adoption of the following resolution, to have the same force and effect as if adopted at a meeting duly called and held on September 15, 1982:

RESOLVED, that Intramerica Life Insurance Company does hereby establish two separate accounts, with such sub-accounts as the officers of the Company may deem appropriate, designated Intramerica Life Insurance Company Separate Account No. 1 and Intramerica Life Insurance Company Separate Account No. 2, respectively (collectively referred to as the "Separate Accounts") or such other names as the officers of the Company deem appropriate, for the uses and purposes, and subject to the conditions set forth below;

FURTHER RESOLVED, that the Separate Accounts are established for the purpose of providing for the issuance of both individual and group variable and fixed annuity contracts (the "Contracts") which will provide that part or all of the payments and benefits will reflect the investment experience of Separate Account No. 1 and Separate Account No. 2, respectively. Any such separate account shall receive, hold, invest and reinvest only the monies arising from (i) premiums, contributions or payments made pursuant to the variable and fixed annuity contracts participating therein; (ii) such assets of the Company as shall be deemed appropriate to be invested in the same manner as the assets applicable to the Company's reserve liability under the variable and fixed annuity contracts participating in such separate accounts; or as may be necessary for the establishment of such separate accounts; (iii) the dividends, interest and gains produced by the foregoing;

FURTHER RESOLVED, that the officers of the Company be, and that they hereby are, authorized and empowered to take any and all action necessary or appropriate to (a) register the Contracts under the Securities Act of 1933 in such amounts as the officers of the Company shall from time to time deem appropriate; and (b) take any and all other action necessary or desirable to comply with the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, and all other applicable state and federal laws in connection with the offering of said Contracts and the operation of the Separate Accounts;

FURTHER RESOLVED, that the officers of the Company be, and that they hereby are, authorized and empowered to perform all such acts and do all such things as may in their judgment and discretion be necessary or

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desirable to give full effect to these resolutions and the intent and purpose of the same so as to enable the Company to establish and operate the Separate Accounts and issue variable annuity contracts, including, without limitation: (a) determining voting and other rights and procedures for the conduct of the business of the Separate Accounts, including, without limitation, rights and procedures relating to investment policy, investment advisory services, selection of independent accountants and the selection of a management committee; (b) the preparing and executing of service agreements, underwriting agreements, custodian agreements, investment advisory agreements and such other agreements and documents respecting such Separate Accounts as they may deem necessary or desirable;
(c) determining the terms and conditions of the contracts being authorized; and (d) determining the jurisdictions in which appropriate action shall be taken to obtain the requisite qualification, registration and/or authorization for the sale of such Contracts.

IN WITNESS WHEREOF, the undersigned has executed these presents as of the 15th day of September, 1982.


                                        Member of the Executive Committee

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